Znomics Appoints Pharmaceutical Drug Discovery Expert, Bruce A. Beutel, Ph.D., as New Chief Scientific Officer

Accomplished Leader from Abbott Labs to Direct Science and Drug Discovery Programs

Portland, Ore. – June 11, 2008 - Znomics, Inc. (OTC.BB: ZNOM), a pioneer in the development of the zebrafish as a vertebrate genetic platform to accelerate drug discovery, today announced that it has named Bruce A. Beutel, Ph.D. as the company’s new chief scientific officer, succeeding Roger Cone, Ph.D.  Dr. Cone has accepted the position of chairman of the Department of Molecular Physiology and Biophysics at Vanderbilt University Medical Center, starting in August, but will continue as a scientific consultant to Znomics and as an active member of the company’s board of directors.  Dr. Beutel’s appointment is effective June 16, 2008.

“Dr. Beutel’s broad drug discovery expertise and experience includes biological research, target and lead identification, hit-to-lead chemistry, lead compound optimization, and advancement of pre-clinical drugs into human clinical studies,” said Richard Sessions, Znomics’ chief executive officer.  “Dr. Beutel has a record of strong leadership in building and cultivating multidisciplinary, highly motivated research groups and we are extremely pleased that he will be joining our team.”

Dr. Beutel joins Znomics with more than 15 years in drug discovery that has resulted in seven issued patents, more than 30 publications, and drugs from two different projects advancing into human clinical trials.  From 1995 to 2007, Dr. Beutel was with Abbott Laboratories, Inc., last serving as senior director, target and lead discovery where he led a team of 85 scientists.  At Abbott, he was also director of biology, metabolic disease research; senior project leader, infectious disease research; and project leader, advanced technology.  Prior to this, from 1992 to 1995, Dr. Beutel was group head, lead discovery and senior scientist at PharmaGenics, Inc., a biotechnology company.  He has been involved with disease areas of interest to Znomics, including cancer, CNS, obesity, diabetes, among others. Dr. Beutel conducted his postdoctoral research in the laboratory of Dr. Larry Gold at the University of Colorado, Boulder, and his graduate research in the laboratory of Dr. M. Thomas Record at the University of Wisconsin, Madison.  Dr. Beutel earned his doctor of philosophy degree in molecular biology from the University of Wisconsin-Madison, and his Bachelor of Science degree in biology from the University of Chicago.

“I very much look forward to working closely with Bruce and consider him unusually well qualified to lead Znomics’ scientific endeavors in using the zebrafish as a powerful drug discovery tool for a wide variety of diseases,” said Roger Cone.   “In a short time, we have added significant talent to our ranks and are making great progress toward our goal of having preclinical compounds for three major diseases in 2010--or earlier.  This is an exciting time at Znomics.”

"I am eager to be joining the high caliber team at Znomics and look forward to bringing my drug discovery experience to the company,” said Bruce Beutel, Ph.D., the new chief scientific officer.  “Znomics provides me with the opportunity to advance the company’s research programs and to build on its pioneering zebrafish technologies.”

About Znomics
Znomics, Inc. is focused on identifying and developing new pharmaceutical products for treatment of human disorders and diseases.  The company’s drug discovery platform is based on its catalogued library of mutations in the zebrafish, called the ZeneMark Library.  The library, the first in a vertebrate, currently contains more than 11,000 strains of fish representing mutations in approximately half of the known genome.  Zebrafish share 80% - 90% of the same genes as humans.  The company is leveraging this technology for its internal drug discovery efforts as well as establishing collaborative partnerships with pharmaceutical companies and universities.  For more information, visit www.znomics.com.

Forward-Looking Statements
With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties.  Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues or expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Additional risks and uncertainties are described in the Company’s public filings with the Securities and Exchange Commission, available online at www.sec.gov. Znomics undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information visit our website at www.znomics.com

Contacts:
Richard Sessions, Chief Executive Officer, 503 827-5271 X102, sessions@znomics.com
Kerry Rea, Chief Financial Officer, 503 827-5271 X101, k.rea@znomics.com

Investors:
PondelWilkinson Inc.
Eileen Rauchberg/Rob Whetstone
310-279-5980